SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2006

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	000-26125 (Commission File Number)	33-0100303 (I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California (Address of Principal Executive Offices)	92008 (Zip Code)

Registrant’s telephone number, including area code: (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement

The disclosure set forth in this report under Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 21, 2006, Rubio’s Restaurants, Inc. (the “Company”) announced that it had appointed Daniel E. Pittard to the positions of President and Chief Executive Officer of the Company. Mr. Pittard, who commenced employment on August 21, 2006, replaces Ralph Rubio, who has been serving as the Company’s interim President and Chief Executive Officer since December 2005. Mr. Rubio will continue to serve as Chairman of the Board of Directors (the “Board”) of the Company.

The following is a summary of the material terms of Mr. Pittard’s Employment Agreement. This summary does not contain a description of all of the terms of the Agreement and is qualified in its entirety by references to the employment agreement, a copy of which is attached hereto as Exhibit 10.64 and incorporated herein by reference.

The Company entered into an employment agreement with Mr. Pittard on August 21, 2006. Pursuant to the agreement, Mr. Pittard will (a) receive an annual base salary of $400,000, (b) be eligible to participate in the cash bonus plan for senior management at a rate of up to fifty percent of his base salary, (c) receive a sign-on bonus equal to the pro rata portion of his cash bonus for fiscal 2006 if the Company meets or exceeds management’s forecast for the remainder of the fiscal year, (d) receive a non-statutory stock option (the “Option”) to purchase up to 300,000 shares of common stock at an exercise price equal to the fair market value of the common stock on Mr. Pittard’s start date, pursuant to the Company’s 1999 Stock Incentive Plan (the “1999 Plan”), (e) receive an award of restricted stock units representing 42,500 shares of common stock for the performance period 2007-2009 when the Compensation Committee grants awards for that period, subject to the performance goals and objectives fixed by the Compensation Committee of the Board, pursuant to the Company’s 2006 Executive Incentive Plan, and (f) be eligible to participate in all of the Company’s employee benefit and welfare plans available to senior management.

The Option will have a term of ten years and become exercisable with respect to fifty percent of the underlying shares twenty-four months after the date of grant, and with respect to the remaining fifty percent of the underlying shares forty-eight months after the date of the grant. The Option also provides that in the event of Mr. Pittard’s disability or Permanent Disability, as defined in the 1999 Plan, the Option shall become exercisable on a pro rata basis (based on his months of continuous service to the Company) and shall be exercisable for 24 months after such event. Furthermore, if Mr. Pittard’s employment is terminated by the Company for other than death, Permanent Disability, or Misconduct, as defined in the 1999 Plan, or for other than a CIC Transaction, as defined below, the Option shall become exercisable on a pro rata basis as set forth in the preceding sentence and shall be exercisable for 12 months after such termination.

Mr. Pittard also will be entitled to severance pay in an amount equal to six months base salary if his employment is terminated by the Company for other than Misconduct, or other stated reasons, or in the event he resigns for Good Reason, as defined in the agreement. If Mr. Pittard’s employment is terminated by the Company or its successor or assigns after an acquisition of more than 50% of the outstanding voting securities of the Company pursuant to a tender or exchange offer or a Corporate Transaction, as defined in the 1999 Plan, (any such event a “CIC Transaction”), Mr. Pittard will be eligible to receive severance in an amount equal to 24 months base salary less any salary received since the effective date of the transaction. If, after any CIC Transaction, Mr. Pittard voluntarily resigns his employment with the Company or its successor or assigns, Mr. Pittard will be entitled to receive severance in an amount equal to 12 months base salary less any salary received since the effective date of the transaction In addition, in the event of any CIC Transaction, the exercisability of the Option, as well as the vesting of his restricted stock units, may be accelerated in the event a successor or assigns does not assume such Option or the Company’s obligation to deliver shares under the restricted stock unit agreement.

Mr. Pittard will be appointed to the Board of Directors of the Company as soon as reasonably practicable after his commencement date.

Mr. Pittard, age 56, has held executive positions at companies including McKinsey & Company, PepsiCo, Inc. Amoco Corporation and Gateway, Inc. As a partner at McKinsey & Company, Mr. Pittard was active in the firm’s industrial and technology practice and served clients worldwide. At PepsiCo, Inc., Mr. Pittard held senior positions including Senior Vice President - Operations for PepsiCo Foods International and Senior Vice President and General Manager - New Ventures for Frito-Lay, and was responsible for new business, acquisitions/joint ventures and strategic development. At Amoco Corporation, Mr. Pittard was Group Vice President with responsibility for several businesses with over $8 billion in revenues. As Senior Vice President, Strategy and New Ventures for Gateway, Inc., Mr. Pittard was responsible for business development, acquisitions and new ventures. Mr. Pittard holds a bachelor of science degree in Industrial Management from the Georgia Institute of Technology and a master of business administration from the Harvard Graduate School of Business Administration.

A copy of the press release announcing Mr. Pittard’s appointment is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

10.64	Letter Agreement between Daniel E. Pittard and the Company, dated August 21, 2006.

99.1	Press Release, dated August 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUBIO’S RESTAURANTS, INC.

Dated: August 21, 2006	By:	/s/ John Fuller
John Fuller Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.64	Letter Agreement between Daniel E. Pittard and the Company, dated August 21, 2006.

99.1	Press Release, dated August 21, 2006.